Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE November 2, 2005	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2005 RESULTS

St. Louis, Missouri, November 2, 2005 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its fourth quarter ended September 30, 2005. Net earnings for the quarter were $53.3 million, or $0.74 per diluted share, versus net earnings of $60.3 million, or $0.77 per diluted share in the fourth fiscal quarter of 2004. The current quarter includes $4.3 million, or $0.06 per diluted share, of previously unrecognized tax benefits related to prior years’ foreign losses and reductions to prior year tax accruals. The prior year quarter includes an after-tax expense of $9.6 million, or $0.12 per diluted share related to special pension benefits, nearly offset by adjustments to prior year tax accruals of $8.5 million, or $0.11 per diluted share.

For the quarter, sales increased $37.5 million, or 5%, to $793.7 million due to higher sales in the Razors and Blades and International Battery segments, partially offset by sales declines in the North America Battery segment. Segment profit decreased $4.2 million, or 3%, to $120.6 million as declines in the North America Battery segment were partially offset by an improvement in the Razors and Blades segment. Sales and segment profit benefited from favorable currency of $8.4 million and $5.6 million, respectively. On a constant currency basis, sales increased 4%, and segment profit decreased 8%. General corporate and other expenses increased $1.4 million, and interest and other financing items increased $9.2 million.

“While our fourth quarter is down compared to an exceptionally profitable fourth quarter last year featuring unprecedented hurricane related demand, we believe our results reflect some positive trends,” said Ward M. Klein, Chief Executive Officer. “Razors and Blades achieved impressive sales and segment profit growth that was fueled by the successful launch of two major new products this year, Quattro Power and Quattro for Women. The battery category unit demand continued to grow in 2005 with premium and performance brands leading the way. While commodity and energy costs rose substantially, we were able to offset much of the increase early in the year with production efficiencies and forward material purchasing. After exhausting these benefits, we initiated pricing actions to mitigate future negative impact on profit. While the battery environment continues to be quite competitive, particularly in the important holiday season, we are optimistic a more favorable pricing environment in calendar 2006 will offset continued negative material cost impacts."

For the year ended September 30, 2005, net earnings were $286.4 million, or $3.90 per diluted share, compared to net earnings of $267.4 million, or $3.21 per diluted share, in the same period last year. The current year results include $25.3 million of tax loss benefits and adjustments to prior year tax accruals, as well as a $9.0 million provision related to repatriation of foreign earnings under the American Jobs Creation Act. The net impact of these tax items is an increase in the current year’s net earnings of $16.3 million, or $0.22 per diluted share. Fiscal 2004 results include previously mentioned tax benefits related to prior year accruals and tax benefits related to prior year losses of $24.7 million, or $0.30 per diluted share, partially offset by the previously mentioned special pension benefit charges of $9.6 million, or $0.12 per diluted share.

For the year ended September 30, 2005, sales increased $177.1 million, or 6%, and segment profit increased $59.0 million, or 12%, due to improvements in the Razors and Blades and International Battery segments. Favorable currency translation accounted for $63.6 million of the sales increase and $27.4 million of the segment profit increase. On a constant currency basis, sales and segment profit increased 4% and 6%, respectively. General corporate and other expenses increased $17.7 million, and interest and other financing items increased $17.3 million.

Through fiscal 2004, Energizer recorded advertising and promotion (A&P) expenses in each quarter based on a method that recognized forecasted full year A&P ratably to forecasted revenues (“percent of sales method”). Beginning in 2005, the company began expensing A&P costs in the quarter incurred (“as incurred method”). Results for 2004 have not been restated for this change. Had the “as incurred method” been implemented in 2004, fourth quarter results for that year would have been $0.72 per diluted share, or $0.05 lower. On a segment basis for the fourth quarter of 2004, operating profit for the North America Battery segment would have been $11.2 million lower and $14.3 million lower for the International Battery segment, while operating profit for the Razors and Blades segment would have been $19.1 million higher. While the “as incurred method” has greater impacts on quarterly segment results, the change has no impact on annual results in total or at the segment level. Note 4 of the attached financial statements illustrates the impact this change would have had on segment results for the fourth quarter of fiscal 2004 if the company had used the “as incurred method” during those periods.

North America Battery

Net sales for the fourth quarter of $320.5 million decreased $11.2 million, or 3%. The prior year fourth quarter included approximately $40 million of hurricane related sales volume compared to approximately $16.0 million in the current quarter. Volume of large cell sized batteries and flashlights, the products most influenced by hurricane demand, decreased 22% and 28%, respectively. Absent hurricane driven volume declines, sales increased 6%, on higher volume, partially offset by unfavorable pricing and product mix. Smaller cell sized Energizer Max alkaline units increased 9% in the quarter, while high performance lithium and rechargeable battery volume grew in excess of 20%. Energizer Max pricing and product mix was unfavorable for the quarter primarily due to a continuing shift to trade channels, which feature larger package sizes having lower average unit pricing. Price increases implemented in August 2005 had minimal impact on the current quarter and are expected to have only a modest impact on the December quarter due to prior promotional pricing commitments related to the holiday selling season.

Gross profit decreased $18.6 million for the quarter on lower sales and higher product costs of $8.5 million, partially offset by a favorable Canadian currency impact of $1.7 million. Segment profit declined $16.2 million as lower gross profit was partially offset by lower overheads. Reported A&P was flat for the quarter. However, if the “as incurred method" had been used in last year’s fourth quarter, an additional $11.2 million of A&P expense would have been recorded in that period, thus reducing 2004 segment profit. On this basis, the quarter-over-quarter change in segment profit would have only been a decrease of $5.0 million.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries. Lower hurricane related battery consumption reduced the U.S. retail battery category by 7% in value for the quarter versus the same period last year. Retail consumption of Energizer’s products decreased an estimated 3% in value for the same period. Our focus on the performance segment of household batteries, specifically rechargeables and lithium, resulted in an increase of approximately one share point from the September quarter of 2004, bringing Energizer’s share of the total retail category to approximately 36% for the quarter. For the current period, the percent of Energizer Max sales sold on promotion was six points below the premium category average of 49%, as reported by A.C. Nielsen, indicating continued disciplined control of promotional spending. Energizer estimates that retail inventory levels at September 30, 2005, were slightly above seasonally normal levels due to timing of holiday promotional shipments.

For fiscal 2005, sales increased $55.5 million, or 5%, primarily due to higher volumes, partially offset by unfavorable pricing and product mix. Gross profit decreased $6.4 million for the year as the benefit of higher sales was offset by unfavorable pricing and product mix and higher product costs were partially offset by favorable currency. Segment profit decreased $2.5 million as the gross profit decline was partially offset by lower overheads and A&P expense.

International Battery

Net sales for the quarter were $218.6 million, an increase of $14.2 million, or 7%, primarily on higher volume and favorable currency translation of $4.6 million. Gross profit increased $6.2 million, reflecting higher sales, partially offset by higher material costs. Segment profit of $31.5 million was essentially flat as higher gross margin was offset by $4.1 million of higher reported A&P expense. However, had the “as incurred method" been used in the last year’s fourth quarter, an additional $14.3 million of A&P expense would have been recorded, thus reducing segment profit in the September 2004 quarter. On this basis, the quarter-over-quarter change in segment profit would have been an increase of $14.5 million.

For the year, net sales increased $58.9 million, or 7%, on favorable currency translation of $32.4 million and higher volume, partially offset by unfavorable pricing and product mix. Gross profit increased $32.4 million with favorable currency accounting for $23.3 million. Segment profit increased $26.0 million versus fiscal 2004 with currency accounting for $15.8 million and the remaining improvement due to higher gross margin and lower A&P expense.

Razors & Blades

Razor and blade sales for the quarter increased $34.5 million, or 16%, primarily due to the impact of the mid-September launch of Quattro Power’s men’s shaving system in the U.S. and Quattro Energy in Japan. Absent the retail pipeline fill associated with these new products, sales grew $5.0 million, or 2%, as incremental sales of Quattro for Women and higher disposable sales were partially offset by lower Quattro Midnight razor sales and expected declines in legacy brands.

Gross profit increased $17.7 million for the quarter on higher sales. Segment profit increased $12.8 million as increased gross profit was partially offset by higher A&P and overheads. However, had the “as incurred method" been used in last year’s fourth quarter, A&P would have been lower and segment profit higher by $19.1 million. On this basis, segment profit would have decreased by $6.3 million as the benefit of higher sales were more than offset by heavy A&P support of Quattro Power and Quattro for Women introductions.

For the year, sales increased $62.7 million, or 7%. Absent favorable currency of $23.9 million, incremental sales of Quattro Power and Quattro for Women and higher disposable and replacement blade sales were partially offset by lower sales of base Quattro and Intuition razors, as levels normalized following significant trial-generating promotional activity in the U.S. and launches in international markets. Legacy brands also declined as sales shifted to new products. Segment profit for the year increased $31.6 million with currency accounting for $6.6 million. Absent currency, segment profit increased 29% as higher sales and lower A&P expense were partially offset by higher management expenses.

Schick Wilkinson Sword’s (SWS) primary markets are the U.S., Canada, Japan and the larger countries of Western Europe. SWS estimates its overall share of the wet shave category for these major markets was 20.5%, down approximately one percentage point reflecting a lower share of razors. Product launches in several countries helped to boost last year’s share, while the current year has had several new introductions from the competition. SWS share of blades for these markets was up slightly.

Other Items

Battery research and development expenses increased $1.0 million for the quarter and declined $3.9 million for the year. Last year’s results included an asset impairment charge of $4.2 million relating to a development project.

Corporate and other expenses were unfavorable $1.4 million in the quarter due to higher financial compliance costs and lower pension income, partially offset by lower business realignment costs. For the year, corporate and other expenses were $17.7 million unfavorable on higher equity and compensation plan expenses, higher financial compliance, information systems and legal costs and lower pension income, partially offset by lower business realignment costs.

Interest expense increased $6.2 million for the quarter and $21.6 million for the year on higher average borrowings resulting from share repurchases and higher interest rates. Other financing items were unfavorable $3.0 million for the quarter due to exchange losses for the current quarter and favorable $4.3 million for the year versus the same period last year primarily due to higher interest income and lower exchange losses.

For the year, income taxes were 28.0% of earnings before taxes compared with 25.3% last year. The current year rate reflects $25.3 million of previously unrecognized tax benefits related to prior years’ foreign losses and reductions to prior year tax accruals, partially offset by $9.0 million of additional taxes related to repatriation of foreign earnings under provisions of the American Jobs Creation Act. The prior year tax rate reflects recognition of benefits related to prior year losses and adjustments to prior years’ tax accruals of $24.7 million. Excluding these items in both years, the tax rate would have been 32.1% in 2005 and 32.2% in 2004.

During the quarter, Energizer repurchased 4.1 million shares of its common stock, bringing the total number of shares repurchased in fiscal 2005 to 8.1 million. The company has 0.1 million shares remaining on its current authorization. On November 1, 2005, Energizer’s Board of Directors approved a new authorization for the company to acquire up to 10 million shares of its $0.01 par value common stock.

Capital expenditures and depreciation expense for the quarter were $38.1 million and $30.4 million, respectively. For the year, capital expenditures were $103.0 million, and depreciation expense was $111.0 million.

# # #
Statements in this press release that are not historical, particularly statements regarding: positive trends reflected in current quarter results - including the successful launch of new products, growth in battery category unit demand, Energizer’s ongoing ability to mitigate the impact of higher commodity and energy expenses and the impact of a favorable pricing environment on that ability; estimates of battery category growth; retail consumption of Energizer’s battery products; Energizer’s market share in the battery and wet shave categories; and battery retailer inventory levels; may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. The trends identified may not continue or may not have a positive long-term impact. The new wet-shave products introduced during the year may not be accepted by consumers, may not draw repeat purchases or increase purchases of related products, or may not gain market share because of competitive product launches or promotional activity. Battery category unit growth may be impacted by economic downturn or inflationary pressure, changes in technology, and resistance to category price increases, all of which may also impact the pricing environment, and battery margin, in the upcoming year. Commodity and energy price levels, which may be impacted by unforeseen increases in international demand, limitations on available supply, and increasing military requirements, may continue to increase at a rate higher than that anticipated by the Company, and may more than offset the benefits of the Company’s announced battery price increases. Estimates of Energizer and SWS market share, retail consumption of battery products, and battery retailer inventory levels are based solely on limited data available to Energizer, and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2004, its quarterly reports on Form 10-Q for the Quarters ended December 31, 2004, March 31, 2005, and June 30, 2005 and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004

Net sales	$793.7	$756.2	$2,989.8	$2,812.7

Cost of products sold	419.8	387.0	1,512.1	1,404.0
Selling, general and administrative expense	148.0	158.9	572.4	540.6
Advertising and promotion expense	115.3	107.4	387.6	403.3
Research and development expense	18.5	20.5	69.9	74.0
Interest expense	15.5	9.3	52.4	30.8
Other financing items, net	3.0	-	(2.3)	2.0

Earnings before income taxes	73.6	73.1	397.7	358.0

Income tax provision	(20.3)	(12.8)	(111.3)	(90.6)

Net earnings	$53.3	$60.3	$286.4	$267.4

Earnings per share
Basic	$0.77	$0.79	$4.03	$3.32
Diluted	$0.74	$0.77	$3.90	$3.21

Weighted average shares of common stock - Basic	69.4	75.9	71.0	80.6
Weighted average shares of common stock - Diluted	72.0	78.8	73.5	83.4

See Accompanying Notes to Condensed Financial Statements

ENERGIZER HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2005
(Dollars in millions - Unaudited)

Note 1 - Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Note 2 - Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment’s results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

On March 28, 2003, the Company acquired the worldwide Schick Wilkinson Sword (SWS) business from Pfizer, Inc. Following the acquisition of SWS, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. For shared business functions, the Razors and Blades segment has been charged only the actual incremental cost of assuming additional SWS work. Such amounts are less than fully-allocated costs and do not represent the costs of such services if performed on a stand-alone basis.

Segment sales and profitability for the quarters and years ended September 30, 2005 and 2004, respectively, are presented below.

	Quarter ended September 30,		Year ended September 30,
	2005	2004	2005	2004

Net Sales
North America Battery	$320.5	$331.7	$1,173.1	$1,117.6
International Battery	218.6	204.4	885.9	827.0
Total Battery	539.1	536.1	2,059.0	1,944.6
Razors and Blades	254.6	220.1	930.8	868.1
Total Net Sales	$793.7	$756.2	$2,989.8	$2,812.7

Profitability
North America Battery	$72.7	$88.9	$295.7	$298.2
International Battery	31.5	31.3	173.7	147.7
R&D Battery	(10.8)	(9.8)	(36.0)	(39.9)
Total Battery	93.4	110.4	433.4	406.0
Razors and Blades	27.2	14.4	117.3	85.7
Total segment profitability	$120.6	$124.8	$550.7	$491.7

General corporate and other expenses	(27.2)	(25.8)	(97.6)	(79.9)
Special pension termination benefits	-	(15.2)	-	(15.2)
Amortization	(1.3)	(1.4)	(5.3)	(5.8)
Interest and other financial items	(18.5)	(9.3)	(50.1)	(32.8)
Total earnings before income taxes	$73.6	$73.1	$397.7	$358.0

Supplemental product information is presented below for revenues from external customers:

	Quarter ended September 30,		Year ended September 30,
Net Sales by Product Line	2005	2004	2005	2004
Alkaline Batteries	$344.8	$356.2	$1,330.0	$1,284.0
Carbon Zinc Batteries	64.6	65.1	254.0	247.9
Other Batteries and Lighting Products	129.7	114.8	475.0	412.7
Razors and Blades	254.6	220.1	930.8	868.1
Total Net Sales	$793.7	$756.2	$2,989.8	$2,812.7

Note 3 - Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

Note 4 - Through fiscal 2004, the Company recorded advertising and promotion expense (A&P) in each interim period based on a method that recognized the forecasted full year A&P ratably to forecasted revenues. When forecasts of A&P or revenues changed during the year, A&P rates were changed to reflect the new forecasts. Effective October 1, 2004, the Company began to expense A&P in the quarter incurred (As Incurred Method). The new method of accounting was adopted as it reduces the level of estimation in recording interim results and improves transparency of timing of A&P spending. The change in methods has no impact on the total results for the year. The prior year financial information presented above has not been restated for the new accounting method. The following presents results for the quarter ended September 30, 2005 to the segment and consolidated results for the quarter ended September 30, 2004 for both methods.

	Quarter ended	Quarter ended September 30, 2004
	September 30, 2005	As Reported	As Incurred Method

Profitability
North America Battery	$72.7	$88.9	$77.7
International Battery	31.5	31.3	17.0
R&D Battery	(10.8)	(9.8)	(9.8)
Total Battery	93.4	110.4	84.9
Razors and Blades	27.2	14.4	33.5
Total segment profitability	$120.6	$124.8	$118.4

Total earnings before income taxes	$73.6	$73.1	$66.7

Income tax provision	(20.3)	(12.8)	(10.9)

Net income	$53.3	$60.3	$55.8

EPS - Basic	$0.77	$0.79	$0.74
EPS - Diluted	$0.74	$0.77	$0.72